April 23, 2007

Dear Ray:

This letter amends and updates your offer letter (the “Initial Offer Letter”) from Sipex Corporation (the “Company”) dated March 26, 2004 regarding your employment arrangements as Senior Vice President of Finance and Chief Financial Officer of the Company. Specifically, this letter supersedes and replaces portions of the offer letter regarding severance and change of control-related benefits to which you may become entitled, though we will continue to rely upon certain definitions in your offer letter. To the extent not amended hereby, the Initial Offer Letter remains in full force and effect.

To reward you for the Company achievements in which you have had a significant role over the past year or more, the Board of Directors has determined to pay you bonuses as follows: You will be paid $22,500 (less applicable withholding taxes) on the next payroll date following your execution of this letter and an additional $22,500 (less applicable withholding taxes) on the payroll date next following the effective date of the registration statement filed by Sipex Corporation on April 20, 2007 registering the 5.5% Redeemable Convertible Senior Notes due 2026, if you remain a Company employee through such effective date.

In addition, effective immediately, if you experience an “Involuntary Termination” (as defined below) and provided that you sign and do not revoke a standard release of claims with the Company, then:

(A) all outstanding options to purchase Common Stock of the Company and other Company equity awards that you then hold (the “Awards”) shall immediately vest and become fully exercisable as of your termination date, and you will have until the earlier of the first anniversary of your termination date or the applicable option expiration date in which to exercise any vested option shares,

(B) you shall be entitled to receive a payment equal to 12 months of your Base Salary rate as then in effect (less applicable withholding taxes) on the payroll date next following the effective date of the release of claims, and

(C) the Company will, for the 12 months beginning at the time you experience a “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), pay your costs to continue your and your eligible dependents’ healthcare coverage should you timely elect to continue such coverage (such payments to cease upon your becoming eligible for similar coverage under a group health care plan provided to you by a new employer or, if earlier, upon such date as you or your eligible dependents are no longer eligible for continuation coverage under COBRA).

Notwithstanding the foregoing, if, upon or within 90 days following a “Change of Control,” you experience an Involuntary Termination and execute and do not revoke a standard release of claims with the Company, but agree, at the Company’s (or a successor’s) request, to continue as an employee to provide transition services for up to 90 days at your then-current salary and at the level of benefits provided to similarly-situated employees, then you will be entitled to the benefits under subsections (B) and (C) above and in lieu of the benefits provided under subsection (A) above, all of your Awards shall immediately vest and become fully exercisable as of the date on which such transition period begins, and you will have until the earlier of the first anniversary of your actual employment termination date or the applicable option expiration date in which to exercise any vested option shares. For the avoidance of doubt, in the event that you are requested to enter into a transition period on the terms described above and you agree to do so, and whether or not the terms of such transition arrangement is reflected in a written agreement between you and the Company, in addition to any release of claims you have previously executed, upon your actual date of termination, the Company will provide you with a new release of claims which you must execute and not revoke in order to receive any further severance benefits to which you may be entitled under subsection (C) above.

In addition, in the event you experience an Involuntary Termination, you may retain for your personal use the cell phone, with account and phone number transferred from the Company to you, and the laptop computer, after the Company cleanses it of Company documents, provided to you by the Company. You will be responsible for any applicable tax withholdings that apply.

For purposes of this letter, an “Involuntary Termination” will mean the termination of your employment with the Company (1) by the Company without “Cause” (as defined in the Initial Offer Letter) or (2) by you for Good Reason (the definition of which is being expanded by this letter). Any termination by reason of your death or disability will not be deemed to be an Involuntary Termination. For the purposes of this letter, “Cause,” “Change of Control” and “Good Reason” have the meanings given them in your offer letter; provided that in addition to the events set forth in the offer letter giving rise to Good Reason for you to terminate your employment, the following events will also give you Good Reason to terminate your employment: (i) your not remaining Chief Financial Officer of the Company or any successor, and (ii) the failure of any successor to the Company to assume and honor the Company’s obligations under this letter. You agree to give the Company written notice of the existence of the condition causing Good Reason within 90 days of the initial existence of the condition, and you agree to provide the Company with 30 days from such notice to remedy the condition prior to terminating your employment with the Company for Good Reason.

Finally, we will pay to Heller Ehrman LLP up to $5,000 of actual expenses incurred by you with respect to Heller Ehrman’s representation of you in connection with this letter.

This letter is not a term employment agreement and does not constitute a guarantee or promise of employment, it being your and our agreement, that you will continue to be an employee at will and that your employment may be terminated at any time by either the Company or you. This letter may not be modified or amended except by written agreement, signed by you and Sipex Corporation. This letter and the Initial Offer Letter, as amended hereby, constitute the entire agreement between you and the Company on your employment severance matters. This letter and the Initial Offer Letter are intended to comply with the requirements of Section 409A of Internal Revenue Code of 1986, as amended and the regulations thereunder “Section 409A”), and, in the event of any ambiguity related to the terms of such letters, such terms shall be interpreted to comply with Section 409A.

Sincerely,

/s/ Ralph Schmitt
Ralph Schmitt
Sipex Corporation
Chief Executive Officer

I understand and accept the terms of this letter, including as it amends my offer letter.

/s/ Clyde R. Wallin
Ray Wallin

Date: 4/24/07